Exhibit 10-jj

RESTATED SPECIAL EXECUTIVE RETIREMENT PLAN

Analysts International Corporation (the “Company”) established the Special Executive Retirement Plan (the “Plan”) effective as of June 21, 1984, which has been amended from time to time.  The Company further desires to amend and restate the Plan, generally effective January 1, 2005, to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations, notices and other guidance of general applicability issued thereunder (hereinafter referred to as “Code Section 409A”).
                1.             Purpose.  The purpose of the Plan is to assist the Company’s key senior executives with retirement and to encourage them to remain in the Company’s employ.  The Plan is an arrangement maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees and is intended to be an unfunded arrangement for tax purposes and purposes of Title I of the Employee Retirement Income Security Act of 1974.
                2.             Participants.  The Board of Directors of the Company shall, from time to time, select those key senior executives who shall participate in the Plan (hereinafter referred to as a “Participant”).  Exhibit A reflects those key senior executives who have been selected to participate in the Plan as of December 30, 2005.
                3.             Amount of Benefit; Bookkeeping Accounts
                                a.             Initial Account Balance.  For each Participant, the Company shall calculate the present value of all benefits accrued by such Participant under the Plan as it read prior to this restatement as of December 30, 2005, using a discount rate of 6%.  Such amount shall be credited to a bookkeeping account (the “Deferred Compensation Account”) in the name of the Participant.
                                b.             Basic Employer Contributions.  Effective for Plan Years beginning on and after January 1, 2006, the Company shall make a basic employer contribution to the Participant’s Company Contribution Account, which is a subaccount of the Participant’s Deferred Compensation Account.  Such basic employer contribution shall be determined according to the following schedule:
                                                Chief Executive Officer                        20% of Base Salary
                                                All Other Executive Officers               15% of Base Salary

                                c.             Supplemental Employer Contributions.  Effective for Plan Years beginning on and after January 1, 2006, the Company may, in its discretion, credit additional amounts to the Participant’s Company Contribution Account.  The amount of such additional contribution, if any, shall be determined by the Company’s Board of Directors, and may be determined based on the Participant’s or the Company’s performance.
                d.             Participant Deferrals.  A Participant may file, on a form prescribed by the Company, prior to the later of (i) the first day of the Plan Year, and (ii) the 31st day after the key senior executive employee first becomes a Participant, an irrevocable election to defer the receipt of up to 50% of the base salary and up to 100% of the bonus compensation payable to the Participant during such Plan Year.  Such election shall apply only to compensation or fees earned for services performed after the election is filed.  Amounts so deferred shall be credited to the Participant’s Salary Deferral Account, which is a subaccount of the Participant’s Deferred Compensation Account.  Notwithstanding the foregoing, a Participant’s election shall be immediately revoked if the Participant receives a hardship distribution from the Company’s 401(k) Plan.
                                e.             Value of Deferred Compensation Account.  The value of a Participant’s Deferred Compensation Account at any time shall be the sum of the Salary Deferral Account and Company Contribution Account, adjusted as follows:
                                                i.              Company Contribution Account.  The Participant’s Company Contribution Account shall be adjusted for interest, compounded annually, at a rate equal to the 10-year Treasury bill rate in effect as of the January 1st of each year plus 1%, 2% or 3%, as determined by the Board of Directors and communicated to Participants from time to time.  Such interest adjustments shall continue until all amounts credited to such Account have been distributed as provided in Section 5 below.
                                                ii.            Salary Deferral Account.
                                                               a.             The Participant’s Salary Deferral Account shall be adjusted for interest, compounded annually, at a rate equal to the 10-year Treasury bill rate in effect as of the January 1st of each year plus 1%, 2% or 3%, as determined by the Company’s Board of Directors and communicated to Participants from time to time.  Such interest adjustments shall continue until all amounts credited to such Account have been distributed as provided in Section 5 below.
                                                               b.             Notwithstanding the foregoing, the Company may, in its sole discretion, provide for the adjustment of the Participant’s Salary Deferral Account for investment earnings and losses calculated by assuming that the Participant has invested his or her Salary Deferral Account in one or more investment funds selected by the Participant from a list of investment funds made available by the Company.  The Company may, at any time and in its sole discretion, change the investment funds that it makes available, but only with respect to future periods.  The Participant may change his or her selection of investment funds from among those available at any time.  Neither the Company, its Board of Directors, nor any member of the Board of Directors, nor any agent, employee or advisor of the Company shall be liable for any decrease in the Participant’s Salary Deferral Account as a result of the performance or lack thereof of any investment fund selected by the Participant.

                4.             Vesting.  A Participant’s Deferred Compensation Account shall be fully vested at all times.
                5.             Distributions.
                                a.             Time of Distribution; Specified Date, Separation from Service or Death.  Except as otherwise provided in this Section 5, payment of the Participant’s Deferred Compensation Account shall be made or commence to the Participant (or, in the event of the Participant’s death to the Participant’s Beneficiary) on the latest of (i) the date specified by the Participant in his or her deferral election, (ii) within thirty (30) days following the date of the Participant’s Separation from Service, and (iii) within thirty (30) days following the date of the Participant’s death.  The Participant may elect a new distribution date for his or her Deferred Compensation Account; provided, however, that such election must be made at least twelve (12) months prior to the original distribution date and must postpone payment for at least five (5) years after such original distribution date.
                                b.             Time of Distribution; Disability.  Except as otherwise provided in this Section 5, in the event of the Participant’s Disability, payment of the Participant’s Deferred Compensation Account shall be made or commence to the Participant three (3) months following the commencement of the Participant’s benefits under the Company’s group long-term disability plan.
                                c.             Special Rule for Key Employees.  Notwithstanding anything in this Section 5 to the contrary, if the Company determines that the Participant is a “specified employee” as defined in Code Section 409A as of the date of the Participant’s Separation from Service, payment of the Participant’s Deferred Compensation Account shall not be made or commence earlier than the date that is six months after the date of the Participant’s Separation from Service, but shall be made or commence during the calendar year following the year in which the Separation from Service occurs and within 30 days of the earliest possible date permitted under Code Section 409A.
                                d.             Form of Distribution. Distribution of the Participant’s Deferred Compensation Account shall be made in cash, in a single lump-sum payment or in 120 monthly installments, as elected by the Participant; provided however, that the Participant’s election to receive his or her Deferred Compensation Account in the form of monthly installments shall not be effective unless the value of the Participant’s Deferred Compensation Account equals or exceeds $120,000 as of the date of his or her election, in which case the Participant shall receive the entire value of his or her Deferred Compensation Account in the form of a single lump-sum payment; and provided, further, that if the Participant has not elected a form of distribution, the Participant’s Deferred Compensation Account shall be distributed in the form of a single-lump sum payment.
                                e.             Special Elections.
                                                (i)            Prior to December 31, 2005, a Participant may elect to terminate his or her participation in the Plan and receive the entire balance of his or her Deferred Compensation Account in cash, in a single lump-sum payment.
                                                (ii)           Notwithstanding anything in the Plan to the contrary, prior to December 31, 2007, a Participant may file a one-time election (the “Special Election”) to select a distribution date and form of distribution; provided, however, that, with respect to a Special Election made on or after January 1, 2006, and on or before December 31, 2006, such Special Election shall not postpone the payment of any retirement benefit that was otherwise scheduled to be made during calendar year 2006 nor accelerate payment of the Participant’s retirement benefit to a date within calendar year 2006; and provided, further, that, with respect to a Special Election made on or after January 1, 2007, and on or before December 31, 2007, such Special Election shall not postpone the payment of any retirement benefit that was otherwise scheduled to be made during calendar year 2007 nor accelerate payment of the Participant’s retirement benefit to a date within calendar year 2007.  Under any such Special Election, the Participant shall not be required to postpone payment for at least five (5) years after the distribution event.  Such election shall be subject to such administrative rules as the Employer may deem necessary or desirable for compliance with Code Section 409A and the notices, regulations and other guidance of general applicability issued thereunder.
                6.             Change of Control.  In the event of a Change of Control, the Company shall, immediately prior to the effective date of the Change of Control, contribute sufficient funds to a Trust to provide for payment of all benefits due to Participants under the terms of the Plan.  Further, the Company (or the surviving entity, as the case may be) may, in its discretion, terminate the Plan within twelve (12) months immediately following the Change of Control.  In the event the Plan is terminated pursuant to this Section 6, all benefits due to Participants under the terms of the Plan shall be paid in a single lump-sum payment within twelve (12) months of the date of termination.

                7.             Definitions.
                                a.             Affiliate.  “Affiliate” means any entity under common control with the Company pursuant to Sections 414(b), (c) and (m) of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.
                                b.             Beneficiary.  “Beneficiary” means the person or persons, natural or otherwise, designated by a Participant to receive benefits in the event of the Participant’s death.  A Participant may revoke or change his or her beneficiary designation at any time without the consent of the Beneficiary.  To be effective, such designation, revocation or alteration shall be in writing, in a form approved by the Company, and shall be filed with and accepted by the Company.  The most recently dated beneficiary designation form which is validly filed with the Company by a Participant shall revoke all previously dated beneficiary designation forms filed by such Participant.  If a Participant fails to designate a Beneficiary or if no Beneficiary designated by the Participant survives the Participant, any remaining payments shall be paid to the Participant’s estate.  If a Beneficiary dies before receiving all of the payments to which such Beneficiary is entitled, any remaining payments shall be paid to such Beneficiary’s estate.
                                c.             Change of Control.              For purposes of this Plan, “Change of Control” means:
                                                i.              The purchase or other acquisition by any one person, or more than one person acting as a group, of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total combined value or total combined voting power of all classes of stock issued by the Company; provided, however, that if any one person or more than one person acting as a group is considered to own more than 50% of the total combined value or total combined voting power of such stock, the acquisition of additional stock by the same person or persons shall not be considered a change of control;
                                                ii.             A merger or consolidation to which the Company is a party if the individuals and entities who were shareholders of the Company immediately prior to the effective date of such merger or consolidation have, immediately following the effective date of such merger or consolidation, beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than fifty percent (50%) of the total combined voting power of all classes of securities issued by the surviving entity for the election of directors of the surviving entity;
                                                iii.            Any one person, or more than one person acting as a group, acquires or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons, direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of stock of the Company constituting more thirty-five percent (35%) or more of the total combined voting power of all classes of stock issued by the Company;
                                                iv.            The purchase or other acquisition by any one person, or more than one person acting as a group, of substantially all of the total gross value of the assets of the Company during the twelve (12) month period ending on the date of the most recent purchase or other acquisition by such person or persons.  For purposes of this Section 7(b)(iv), “gross value” means the value of the assets of the Company or the value of the assets being disposed of, as the case may be, determined without regard to any liabilities associated with such assets; or
                                                v.             A change in the composition of the Board of the Company at any time during any consecutive twelve-month (12) month period such that the “Continuity Directors” no longer constitute at least a fifty percent (50%) majority of the Board.  For purposes of this event, “Continuity Directors” means those members of the Board who were directors at the beginning of such consecutive twelve (12) month period or were elected by, or on the nomination or recommendation of, at least a two thirds (2/3) majority of the then-existing Board of Directors.
In all cases, the determination of whether a Change of Control has occurred shall be made in accordance with Code Section 409A and the regulations, notices and other guidance of general applicability issued thereunder.
                                d.             Disability.  “Disability” means a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of at least twelve (12) months and which renders the Participant unable to engage in any substantial gainful activity.  Such Disability shall be established by the certificate of a medical doctor chosen by or satisfactory to the Company.
                                e.             401(k) Plan.  “401(k) Plan” means the Analysts International Corporation Savings and Investment Plan.
                                f.              Separation From Service.  “Separation from Service” means termination of employment with the Company and all Affiliates for any reason, including but not limited to voluntary resignation, termination by the Company (either with or without cause) or death.  A Participant shall not be deemed to have a Separation from Service while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of the leave does not exceed six (6) months or, if longer, the Participant’s right to reemployment with the Company is provided either by statute or contract.  If the period of leave exceeds six (6) months and the Participant’s right to reemployment is not provided either by statute or contract, the Participant shall be deemed to have a Separation from Service on the first day immediately following such six (6) month period.
                                g.             Plan Year.  “Plan year” means the twelve-month period beginning January 1st and ending December 31st.
                                h.             Trust.  “Trust” means a grantor trust, if any, established in connection with the Plan, which conforms to the terms of the model trust agreement set forth in Revenue Procedure 92-64, I.R.B. 1992-33.

                8.             Nature of Company’s Obligations.  The Plan constitutes a mere promise by the Company to make benefit payments in the future.  The amounts credited to bookkeeping accounts and amounts payable hereunder shall at all times be and remain a general unsecured obligation of the Company, and the right of the Participant to such benefits shall be the rights of a general unsecured creditor.  Notwithstanding the foregoing, the Company, at its sole option, may provide for such payments in any manner which it deems prudent, including but not limited to the acquisition of one or more policies of insurance or other investments or set-asides, such policies, set-asides or investments at all times to remain free and clear of any interest therein by any Participant.
                9.             Relationship of the Plan to Present Company Benefits.  This Plan is intended to supplement Social Security, and benefits shall not be reduced by virtue of any Social Security payments.  This Plan replaces and supersedes the rights of the Participants under the existing Deferred Compensation Plan.
                10.           General
                                a.             Nontransferability.  No Participant or the estate or heirs at law of any Participant shall have any right to assign, encumber or otherwise anticipate the right to receive payment hereunder, and the value of the Participant’s Deferred Compensation Account under the Plan shall not be subject to garnishment, attachment or any other legal process by the creditors of any Participant or the estate or heirs at law of any Participant hereunder.
                                b.             Liability of Company.  The Company shall have no liability in connection with the Plan except to pay any nonforfeitable benefits in accordance with the terms of the Plan.  The Company has made no representations to any Participant with respect to the tax implications of any transactions contemplated by the Plan.  Each Participant shall obtain his or her own counsel to advise the Participant with respect to the tax effect of the Plan.
                                c.             Binding Effect.  The Plan shall be binding upon the Participants and the Company and their heirs, executors and assigns.  The Company shall not be a party to any merger, consolidation or reorganization unless and until its obligations under the Plan shall be expressly assumed by its successor or successors.
                                d.             Payment in Case of Incompetency.  If, in the judgment of the Company based upon facts and information readily available to it, any person entitled to receive a payment hereunder is incapable for any reason of personally receiving and giving a valid receipt for the payment of a benefit, the Company may cause such payment or any part thereof to be made to the duly appointed guardian or legal representative of such person, or to any person or institution contributing to or providing for the care and maintenance of such person, provided that no prior claim for said payment has been made by a duly appointed guardian or legal representative of such person.  The Company shall not be required to see to the proper application of any such payment made in accordance with the provisions hereof, and any such payment shall constitute payment for the account of such person and a full discharge of any liability or obligation of the Company.
                                e.             Withholding.  The Company shall have the right to deduct from all amounts payable hereunder any state or federal taxes required by law to be withheld with respect to such awards.  If the Company is unable to withhold such federal and state taxes, for whatever reason, the Participant hereby agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal or state law.
                                f.              Right to Terminate Employment.  No employee or other person shall have any claim or right to receive awards under or otherwise participate in the Plan.  Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employment of the Company, interfere with the right of the Company to discharge any employee at any time, give the Company the right to require an employee to remain in its employ, interfere with the employee's right to terminate employment at any time, or interfere with the employee’s rights under any employment agreement between the employee and the Company.
                                g.             Plan Shall be Unfunded.  The Plan shall at all times be entirely unfunded, no action shall be taken at any time which would have the effect of segregating assets of the Company for payment of any benefit hereunder, and no Participant or other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit hereunder.  Any Participant or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights hereunder.  The Company may, in its discretion, establish a Trust to provide for payment of Participants’ deferred compensation benefits.
                                h.             Compliance with Applicable Laws.  The Company and Participants intend that the Plan comply with the applicable provisions of the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder, with the applicable provisions of ERISA, as amended, and the regulations thereunder, and with any provisions of the Securities Exchange Act of 1934, as amended, that may be applicable.  If, at a later date, these provisions are construed in such a way as to make the Plan null and void, the Plan shall be given effect in a manner that shall best carry this intention.
                                i.              Notices.  Any notice, election or form to be delivered pursuant to the Plan shall be given in writing and delivered, personally or by first-class mail, postage prepaid, to the Company, the Participant or any other person, as the case may be, at their last known address.
                                j.              Headings.  Headings or titles at the beginning of articles and sections are for convenience of reference, shall not be considered a part of the Plan, and shall not influence its construction.
                                k.             Amendment and Termination.  The Board of Directors, and only the Board of Directors, may alter, amend or terminate the Plan at any time; provided, however, that no amendment to the Plan may alter, impair or reduce the value of a Participant’s deferred compensation benefits to the extent vested prior to the effective date of such amendment, without the written consent of such Participant.  Notwithstanding the foregoing, the Company expressly reserves the right to amend the Plan to the extent necessary or desirable to comply with the requirements of the Code Section 409A and the regulations, notices and other guidance of general applicability issued thereunder without the consent of any Participant.
                                                In the event the Board of Directors terminates the Plan, distribution of all Participants’ deferred compensation benefits shall be made within the time prescribed by and in accordance with Code Section 409A.  Further, the Company shall terminate all deferred compensation arrangements required to be aggregated with this Plan under Code Section 409A, and shall not establish a new deferred compensation arrangement at any time within five (5) years following the date of the termination of this Plan if such new arrangement would be aggregated with this Plan under Code Section 409A
                                l.              Governing Law.  The provisions of the Plan shall be construed and enforced according to the laws of the State of Minnesota to the extent that such laws are not preempted by any applicable federal law.
                m.            Administration.  The Compensation Committee of the Board of Directors shall have the responsibility of providing the responsible officers and other employees of the Company with the necessary information to properly maintain any bookkeeping accounts established pursuant to this Plan and shall take the necessary steps to assure that proper credits or other adjustments are made to such bookkeeping accounts.  In all other respects, the Plan shall be administered by the Board of Directors; provided, however, that, except for the power to amend and terminate the Plan, the Board of Directors may delegate such powers and duties to the Compensation Committee.

Analysts International Corporation has caused this Plan, as amended and restated, to be executed by its duly authorized officer as of this _____ day of ___________, 2006.

ANALYSTS INTERNATIONAL CORPORATION

By	__________________________________
Its	__________________________________

EXHIBIT A
TO
Analysts International Corporation
RESTATED SPECIAL EXECUTIVE RETIREMENT PLAN

Participants of December 30, 2005:

Jeffrey P. Baker
John D. Bamberger
Colleen M. Davenport
Michael J. LaVelle (Terminated participation effective 12/31/05)
David J. Steichen
Paulette M. Quist